EXHIBIT 99.1

HSN, Inc. Reports Second Quarter 2009 Results

ST. PETERSBURG, Fla., Aug. 5, 2009 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the second quarter ended June 30, 2009 for HSN, Inc. ("HSNi" or the "Company") and its two operating segments, HSN and Cornerstone.

 Table 1

             SUMMARY RESULTS AND KEY OPERATING METRICS(a)
  ($ in millions, except per share and average price point amounts)

                                           Q2 2009   Q2 2008   Change
                                          --------  --------  --------

 Net Sales                                $  640.1  $  695.8     (8%)
 Non-GAAP:
  Adjusted EBITDA                         $   43.3  $   38.8     12%
  Adjusted Net Income                     $   15.4  $   18.4    (16%)
  Adjusted EPS                            $   0.27  $   0.32    (17%)
 GAAP:
  Operating Income (Loss)                 $   30.7  $ (277.6)    NM
  Net Income (Loss)                       $   13.6  $ (249.8)    NM
  Diluted EPS                             $   0.24  $  (4.44)    NM

 HSNi:
  Average price point                     $  59.82  $  62.09     (4%)
  Units shipped (millions)                    11.9      12.5     (5%)
  Gross profit %                              36.2%     35.7%  50 bps
  Return rate %                               18.0%     18.3% (30 bps)
  Internet net sales %(b)                     35.8%     35.4%  40 bps

 NM = Not meaningful

 (a) Segment results for HSNi's two business segments, HSN and
     Cornerstone, are presented separately in Tables 2 and 3 of this release.
 (b) Internet net sales as a percent of total HSNi net sales.

 See reconciliation of GAAP to non-GAAP measures in Table 4.

Second Quarter 2009 Results vs Second Quarter 2008

 * HSNi's Adjusted EBITDA increased 12% to $43.3 million and Adjusted
   EBITDA margins improved to 6.8% from 5.6%.  Although HSNi's net sales declined 8%, Adjusted EBITDA improved as a result of an increase in gross profit margin of 50 basis points and a reduction in operating expenses, excluding non-cash charges, of 10%, or
   $21.5 million.

 * HSNi's Adjusted Net Income in the second quarter of 2009 was
   $15.4 million, decreasing $3.0 million from the prior year.
   Adjusted Net Income for 2009 included interest expense, net of taxes, of $5.5 million related to indebtedness incurred in connection with the spin-off from IAC/InterActiveCorp in the third quarter of 2008.

 * HSNi reported operating income of $30.7 million in the second quarter of 2009 compared to an operating loss of ($277.6) million in the prior year.  Net income was $13.6 million, or $0.24 per diluted share, for the current quarter compared to a net loss of
   ($249.8) million, or ($4.44) per diluted share, in the prior year.
   The prior year results include $300 million ($263.4 million net of taxes, or ($4.69) per share) of goodwill and intangible asset impairment charges related to HSNi's Cornerstone segment.

 * HSNi ended the quarter with $205.9 million in cash and cash equivalents.  Cash from operating activities during the first half of 2009 was $74.0 million compared to $6.2 million in the same period last year.  Cash flow improved by effectively managing working capital.

"Our performance in the second quarter clearly demonstrates HSNi's unique ability to leverage our differentiated brand and business model to maximize operating results," stated Mindy Grossman, Chief Executive Officer of HSNi. "We believe that our strategy of creating a great customer experience while exerting strict financial discipline and effective working capital management will allow us to gain share and deliver long term value to our shareholders."

 Table 2

                           SEGMENT RESULTS
                           ($ in millions)

                     Three Months Ended           Six Months Ended
                           June 30,                   June 30,
                  ------------------------  --------------------------
                   2009      2008   Change    2009      2008    Change
                  -------  -------  ------  --------  --------  ------
 Net Sales
  HSN             $ 454.2  $ 460.9    (1%)     929.2  $  939.9    (1%)
  Cornerstone       185.9    234.9   (21%)     340.5     432.8   (21%)
                  -------  -------  ------  --------  --------  ------
  Total HSNi      $ 640.1  $ 695.8    (8%)  $1,269.7  $1,372.7    (8%)
                  =======  =======  ======  ========  ========  ======

 Gross Profit
  HSN             $ 152.8  $ 149.2     2%   $  304.7  $  304.1     0%
  Cornerstone        79.1     99.4   (20%)     138.4     179.9   (23%)
                  -------  -------  ------  --------  --------  ------
  Total HSNi      $ 231.9  $ 248.6    (7%)  $  443.1  $  484.0    (8%)
                  =======  =======  ======  ========  ========  ======

 Adjusted EBITDA
  (Non-GAAP
  measure)
  HSN             $  38.4  $  33.5    14%   $   73.6  $   70.1     5%
  Cornerstone         4.9      5.3    (7%)      (4.3)      1.8  (335%)
                  -------  -------  ------  --------  --------  ------
  Total HSNi      $  43.3  $  38.8    12%   $   69.3  $   71.9    (4%)
                  =======  =======  ======  ========  ========  ======

 Operating
  Income (Loss)
  HSN             $  28.7  $  22.4    28%   $   54.9  $   46.9    17%
  Cornerstone         2.0   (300.0)   NM       (10.3)   (309.5)   NM
                  -------  -------  ------  --------  --------  ------
  Total HSNi      $  30.7  $(277.6)   NM    $   44.6  $ (262.6)   NM
                  =======  =======  ======  ========  ========  ======

 NM = Not meaningful

 See reconciliation of GAAP to non-GAAP measures in Table 4.

 Table 3

                    SEGMENT KEY OPERATING METRICS

                       Three Months Ended         Six Months Ended
                           June 30,                  June 30,
                    ------------------------  ------------------------
                     2009    2008    Change    2009    2008    Change
                    ------  ------  --------  ------  ------  --------
 HSN:
  Average price
   point            $56.58  $59.07     (4%)   $56.63  $59.58     (5%)
  Units shipped
   (millions)          9.1     8.9      2%      18.4    18.0      2%
  Gross profit %      33.6%   32.4%  120 bps    32.8%   32.4%   40 bps
  Return rate %       19.3%   19.5%  (20 bps)   18.5%   19.8% (130 bps)
  Internet net
   sales %(a)         28.4%   27.7%   70 bps    29.2%   28.2%  100 bps
 Cornerstone:
  Average price
   point            $70.29  $69.46      1%    $66.58  $66.98     (1%)
  Units shipped
   (millions)          2.8     3.6    (22%)      5.5     7.0    (21%)
  Gross profit %      42.6%   42.3%   30 bps    40.6%   41.6% (100 bps)
  Return rate %       14.8%   15.8% (100 bps)   15.5%   16.3%  (80 bps)
  Internet net
   sales %(a)         54.0%   50.5%  350 bps    55.5%   51.2%  430 bps
  Catalog
   circulation
   (millions)         64.0    80.8    (21%)    124.5   167.9    (26%)

 (a) Internet net sales as a percent of segment net sales.

HSN Segment Results

HSN's net sales decreased 1% to $454.2 million in the second quarter of 2009 from $460.9 million in the prior year. This slight sales decline of 1% followed a strong comparable sales growth of 11% in the prior year. Shipped units increased by 2%, return rates improved by 20 basis points and the average price point decreased by 4% from the same quarter in the prior year. These results were due to product mix, sales of key items at lower price points and select promotional pricing. Strong sales increases in crafts and fitness were offset by sales declines in fashion. Jewelry sales stabilized this quarter with a shift to product lines with lower price points such as silver and fashion jewelry.

Gross profit margin improved 120 basis points to 33.6% in the second quarter compared to 32.4% in the prior year. This increase was a result of lower shipping costs and a decrease in returns, partially offset by a slight decrease in product margins. Focused efforts on aligning inventory purchases with sales demand resulted in a decrease in inventory by $38.0 million, or 15%, compared to the same period last year.

Adjusted EBITDA increased 14% to $38.4 million in the second quarter compared to the prior year driven primarily by the increase in gross profit and a reduction in operating expenses. Operating income increased 28% to $28.7 million, or $6.3 million, compared to the prior year.

Cornerstone Segment Results

Net sales for Cornerstone decreased 21% to $185.9 million in the second quarter of 2009 as compared to $234.9 million in the prior year due to lower consumer demand overall for luxury home furnishings, outdoor products and apparel.

Gross profit margin improved 30 basis points to 42.6% in the second quarter of 2009 compared to 42.3% in the prior year, primarily as a result of lower shipping costs. This gain was partially offset by selective promotional and clearance pricing to reduce inventory levels, resulting in a 25% decrease in inventories compared to the second quarter of 2008.

Operating expenses, excluding non-cash charges, during the second quarter of 2009 decreased 21%, or $19.9 million, as compared to 2008, driven by lower circulation costs and reduced headcount. Despite the decline in net sales and gross profit, Adjusted EBITDA decreased only $0.4 million, or 7%, to $4.9 million due to these expense management efforts.

Operating income in the current quarter was $2.0 million compared to an operating loss of ($300.0) million in the second quarter of 2008. Included in the prior year results were $300 million in goodwill and intangible asset impairment charges and $1.6 million of amortization of intangibles.

Effective Tax Rate

HSNi's effective tax rate from continuing operations was 38.0% for the second quarter of 2009 and 10.2% for the second quarter of 2008. Excluding the impact from the asset impairment charges and related tax effects in the prior year, the effective tax rate for the second quarter of 2008 would have been 37.4%. The annual effective tax rate for 2009 is expected to be 39%.

Liquidity and Capital Resources

As of June 30, 2009, HSNi had cash and cash equivalents of $205.9 million, up from $186.9 million at March 31, 2009 and up from $177.5 million at December 31, 2008. For the six months ended June 30, 2009, HSNi generated net cash provided by operating activities of $74.0 million compared to $6.2 million in the same period last year. Total debt was approximately $381.1 million as of June 30, 2009, resulting in a ratio of total debt to EBITDA, as defined in HSNi's credit agreement, of approximately 2.36x and net debt of $175.2 million.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. HSNi's actual results could differ materially from those predicted. Factors that could cause or contribute to such differences include but are not limited to: the depth and duration of the current recession, which may persist throughout and beyond 2009, and the impact of these conditions on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to stabilize the financial system will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or e-commerce growth; changes in the interest rate environment and developments in the overall credit markets, and particularly the impact of the current constrained credit environment, if it persists; HSNi's business prospects and strategy, including whether HSNi's initiatives to generate cash and preserve liquidity will be effective; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; technological or regulatory changes; changes in senior management; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; and changes in product delivery costs. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission ("SEC"). Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Reported results should not be considered as an indication of future performance. HSNi does not undertake to update any forward-looking statements.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on August 5, 2009 at 4:30 p.m, Eastern Time to discuss these results. Those interested in participating in the conference call should call 719-325-2431 or 888-282-4591 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, August 19 by dialing 719-457-0820 or 888-203-1112, plus the passcode 5467590 and will also be hosted on HSNi's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, in catalogs, and in brick and mortar stores. HSNi ships 50 million products and handles 50 million inbound customer calls annually. HSN, which created the television retail industry 32 years ago, now reaches approximately 90 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com ranks in the top 30 of the top 500 internet retailers, is one of the top 10 trafficked e-commerce sites, and has more than a quarter million unique users every day. In addition to its existing media platforms, HSN is the industry leader in technological innovation including services such as Shop by Remote, the only service of its kind in the U.S., and Video on Demand. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs, Frontgate, Garnet Hill, Grandin Road, Improvements, Smith+Noble, The Territory Ahead and TravelSmith. Cornerstone distributes 324 million catalogs annually, operates eight separate e-commerce sites and operates 25 retail stores.

                      GAAP FINANCIAL STATEMENTS

 HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
 (unaudited; in thousands except per share amounts)

                           Three Months Ended      Six Months Ended
                                June 30,               June 30,
                          --------------------  ----------------------
                             2009       2008       2009        2008
                          ---------  ---------  ----------  ----------

 Net sales                $ 640,083  $ 695,826  $1,269,703  $1,372,712
 Cost of sales              408,212    447,261     826,608     888,663
                          ---------  ---------  ----------  ----------
  Gross profit              231,871    248,565     443,095     484,049
                          ---------  ---------  ----------  ----------
 Operating expenses:
  Selling and marketing     124,396    144,245     246,913     280,995
  General and
   administrative            53,009     55,787     104,719     110,161
  Production and
   programming               13,957     14,468      27,460      28,811
  Amortization of non-cash
   marketing                     --        546          --       4,261
  Amortization of
   intangible assets            140      1,756         281       3,954
  Depreciation                9,629      9,395      19,080      18,421
  Asset impairments              --    300,000          --     300,000
                          ---------  ---------  ----------  ----------
 Total operating expenses   201,131    526,197     398,453     746,603
                          ---------  ---------  ----------  ----------
 Operating income (loss)     30,740   (277,632)     44,642    (262,554)
                          ---------  ---------  ----------  ----------
 Other (expense) income:
  Interest expense           (8,799)        --     (17,749)         --
  Interest income                54         24          88          39
                          ---------  ---------  ----------  ----------
 Total other (expense)
  income, net                (8,745)        24     (17,661)         39
                          ---------  ---------  ----------  ----------
 Income (loss) from
  continuing operations
  before income taxes        21,995   (277,608)     26,981    (262,515)
 Income tax (provision)
  benefit                    (8,357)    28,231     (10,361)     22,544
                          ---------  ---------  ----------  ----------
 Income (loss) from
  continuing operations      13,638   (249,377)     16,620    (239,971)
 Loss from discontinued
  operations, net of tax        (28)      (451)        (56)       (529)
                          ---------  ---------  ----------  ----------
 Net income (loss)        $  13,610  $(249,828) $   16,564  $ (240,500)
                          =========  =========  ==========  ==========

 Income (loss) from
  continuing operations
  per share:
  Basic                   $    0.24  $   (4.43) $     0.29  $    (4.27)
  Diluted                 $    0.24  $   (4.43) $     0.29  $    (4.27)

 Net income (loss) per
  share:
  Basic                   $    0.24  $   (4.44) $     0.29  $    (4.28)
  Diluted                 $    0.24  $   (4.44) $     0.29  $    (4.28)

 Shares used in computing
  earnings per share:
  Basic                      56,355     56,206      56,347      56,206
  Diluted                    57,171     56,206      56,976      56,206

 HSN, INC. CONSOLIDATED BALANCE SHEETS
 (unaudited; in thousands)

                                              June 30,    December 31,
                                                2009          2008
                                            ------------  ------------

                  ASSETS
 Cash and cash equivalents                  $    205,919  $    177,463
 Accounts receivable                             118,252       165,114
 Inventories                                     267,851       304,172
 Deferred income taxes                            21,638        21,777
 Prepaid expenses and other current assets        56,590        42,080
                                            ------------  ------------
  Total current assets                           670,250       710,606
 Property and equipment, net                     154,448       157,832
 Intangible assets, net                          261,466       261,747
 Other non-current assets                         19,499        22,272
                                            ------------  ------------
 TOTAL ASSETS                               $  1,105,663  $  1,152,457
                                            ============  ============
    LIABILITIES AND SHAREHOLDERS' EQUITY
 LIABILITIES:
 Accounts payable, trade                    $    181,395  $    198,464
 Current maturities of long-term debt             18,750        15,000
 Accrued expenses and other current
  liabilities                                    166,741       190,788
                                            ------------  ------------
  Total current liabilities                      366,886       404,252
 Long-term debt, less current liabilities        362,375       393,528
 Deferred income taxes                            83,121        83,276
 Other long-term liabilities                      12,562        13,116
                                            ------------  ------------
  Total liabilities                              824,944       894,172

 TOTAL SHAREHOLDERS' EQUITY                      280,719       258,285
                                            ------------  ------------
 TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                    $  1,105,663  $  1,152,457
                                            ============  ============

 HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
 (unaudited; in thousands)
                                                   Six Months Ended
                                                       June 30,
                                                ----------------------
                                                    2009        2008
                                                ----------  ----------

 Cash flows from operating activities
  attributable to continuing operations:
 Net income (loss)                              $   16,564  $ (240,500)
 Less: Loss from discontinued operations, net
  of tax                                               (56)       (529)
                                                ----------  ----------
 Income (loss) from continuing operations           16,620    (239,971)

 Adjustments to reconcile income (loss) from
  continuing operations to net cash provided by
  operating activities attributable to
  continuing operations:
   Depreciation                                     19,080      18,421
   Amortization of intangible assets                   281       3,954
   Asset impairments                                    --     300,000
   Non-cash compensation expense                     5,027       7,737
   Amortization of cable and satellite
    distribution fees                                1,680       2,114
   Amortization of non-cash marketing                   --       4,261
   Amortization of debt issuance costs               1,271          --
   Loss on disposition of fixed assets                 305         115
   Deferred income taxes                               (31)    (31,033)
   Bad debt expense                                  8,540       9,242
   Excess tax benefits from stock-based awards          --         (65)
   Changes in current assets and liabilities:
   Accounts receivable                              36,700      48,064
   Inventories                                      36,321     (22,526)
   Prepaid expenses and other current assets       (14,591)     (1,259)
   Accounts payable and other current
    liabilities                                    (37,160)    (92,839)
                                                ----------  ----------
 Net cash provided by operating activities
  attributable to continuing operations             74,043       6,215
                                                ----------  ----------
 Cash flows from investing activities
  attributable to continuing operations:
   Capital expenditures                            (19,121)    (15,468)
   Transfers from IAC                                   --       9,865
                                                ----------  ----------
 Net cash used in investing activities
  attributable to continuing operations            (19,121)     (5,603)
                                                ----------  ----------
 Cash flows from financing activities
  attributable to continuing operations:
   Repayment of long-term debt                      (7,500)         --
   Repayment under revolving credit facility       (20,000)         --
   Excess tax benefits from stock-based awards          --          65
   Other                                                --         (60)
                                                ----------  ----------
 Net cash (used in) provided by financing
  activities attributable to continuing
  operations                                       (27,500)          5
                                                ----------  ----------
 Total cash provided by continuing operations       27,422         617
 Total cash provided by (used in) discontinued
  operations                                         1,034        (939)
   Effect of exchange rate changes on cash and
    cash equivalents                                    --        (841)
                                                ----------  ----------
 Net increase (decrease) in cash and cash
  equivalents                                       28,456      (1,163)
   Cash and cash equivalents at beginning of
    period                                         177,463       6,220
                                                ----------  ----------
 Cash and cash equivalents at end of period     $  205,919  $    5,057
                                                ==========  ==========

 Table 4

             RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

 HSN, INC. RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
 (unaudited; in thousands except per share amounts)

                             Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                            --------------------  --------------------
                              2009        2008      2009        2008
                            ---------  ---------  ---------  ---------

 Diluted earnings (loss)
  per share                 $    0.24  $   (4.44) $    0.29  $   (4.28)
                            =========  =========  =========  =========
 Net income (loss)          $  13,610  $(249,828) $  16,564  $(240,500)
 Non-cash compensation
  expense                       2,480      4,697      5,027      7,737
 Amortization of non-cash
  marketing expense                --        546         --      4,261
 Amortization of intangible
  assets                          140      1,756        281      3,954
 Asset impairments                 --    300,000         --    300,000
 Loss on disposition of
  fixed assets                    266         30        305        115

 Loss from discontinued
  operations, net of tax           28        451         56        529
 Impact of income taxes        (1,097)   (39,247)    (2,155)   (42,646)
                            ---------  ---------  ---------  ---------
 Adjusted Net Income        $  15,427  $  18,405  $  20,078  $  33,450
                            =========  =========  =========  =========
 GAAP diluted weighted
  average shares
  outstanding                  57,171     56,649     56,976     56,649
 Adjusted EPS               $    0.27  $    0.32  $    0.35  $    0.59
                            =========  =========  =========  =========

 HSN, INC. RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
 (unaudited; in thousands)

                 Three Months Ended           Three Months Ended
                   June 30, 2009                June 30, 2008
             --------------------------  -----------------------------
                       Corner-                     Corner-
               HSN      stone    Total     HSN      stone      Total
             -------  --------  -------  -------  ---------  ---------
 Operating
  income
  (loss)     $28,750  $  1,990  $30,740  $22,375  $(300,007) $(277,632)
 Non-cash
  compensation
  expense      2,044       436    2,480    3,640      1,057      4,697
 Amortization
  of non-cash
  marketing       --        --       --      546         --        546
 Amortization
  of
  intangible
  assets         140        --      140      142      1,614      1,756
 Asset
  impairments     --        --       --       --    300,000    300,000
 Depreciation  7,160     2,469    9,629    6,770      2,625      9,395
 Loss on
  disposition
  of fixed
  assets         261         5      266       30         --         30
             -------  --------  -------  -------  ---------  ---------
 Adjusted
  EBITDA     $38,355  $  4,900  $43,255  $33,503  $   5,289  $  38,792
             =======  ========  =======  =======  =========  =========

                  Six Months Ended             Six Months Ended
                    June 30, 2009                June 30, 2008
             --------------------------  -----------------------------
                       Corner-                     Corner-
               HSN      stone    Total     HSN      stone      Total
             -------  --------  -------  -------  ---------  ---------
 Operating
  income
  (loss)     $54,901  $(10,259) $44,642  $46,908  $(309,462) $(262,554)
 Non-cash
  compensation
  expense      3,999     1,028    5,027    5,226      2,511      7,737
 Amortization
  of non-cash
  marketing       --        --       --    4,261         --      4,261
 Amortization
  of
  intangible
  assets         281        --      281      285      3,669      3,954
 Asset
  impairments     --        --       --       --    300,000    300,000
 Depreciation 14,134     4,946   19,080   13,320      5,101     18,421
 Loss on
  disposition
  of fixed
  assets         299         6      305      114          1        115
             -------  --------  -------  -------  ---------  ---------
 Adjusted
  EBITDA     $73,614  $ (4,279) $69,335  $70,114  $   1,820  $  71,934
             =======  ========  =======  =======  =========  =========

             SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles, (3) depreciation and gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail industry. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including non-cash compensation, amortization of non-cash marketing, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items, and (7) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Pro Forma Results

We will only present Adjusted EBITDA, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are presented before one-time items, if applicable. In accordance with SEC rules, these items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Basis of Presentation

On November 5, 2007, IAC announced its plan to separate into five independent public companies in order to better achieve certain strategic objectives of the various businesses. This transaction is referred to as the "spin-off."

On August 21, 2008, HSN, Inc. became an independent public company and began trading on the Nasdaq Global Select Market under the symbol "HSNI." These unaudited consolidated financial statements present our results of operations, financial position, shareholders' equity and cash flows of HSN, Inc. on a combined basis up through the spin-off and on a consolidated basis thereafter.

For the three and six months ended June 30, 2008, we computed basic earnings per share using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period. The diluted earnings per share for prior periods was computed based upon the dilutive impact of all stock-based awards outstanding immediately following the spin-off, as if such awards were outstanding for the entire period.

CONTACT:  HSN, Inc.
          Analysts/Investors
          Felise Glantz Kissell
            727-872-7529
            felise.kissell@hsn.net
          Media
          Brad Bohnert
            727-872-7515
            brad.bohnert@hsn.net